Exhibit 99.11

Date: ________________

One Horizon Group, Inc.

Attn: Board of Dirctors

T1-017 Tierney Building

University of Limerick

Limerick Ireland

Re:       Resignation

To the Board of Directors of One Horizon Group, Inc.

Effective as of the date set forth above, I hereby resign as Chief Financial Officer of One Horizon Group, Inc.

Sincerely,

/s/ Martin Ward____________________

Martin Ward